Exhibit 99.1

News Release

Investor Contact:	Niels Christensen, 215-986-6651 Niels.Christensen@unisys.com

Media Contact:	Bruce Hight, 512-944-2032 bruce.hight@hkstrategies.com

Unisys Corporation Announces Closing of $190 Million Offering of

5.50% Convertible Senior Notes

BLUE BELL, Pa., March 15, 2016 – Unisys Corporation (NYSE: UIS) (“Unisys”) announced today that it has closed its previously announced offering of $190 million aggregate principal amount of 5.50% Convertible Senior Notes due 2021 (the “notes”). The proceeds from the offering, net of the initial purchasers’ discount and the cost of the capped call transactions discussed below, are approximately $160.0 million. Unisys intends to use these net proceeds for general corporate purposes, which may include funding cost reduction and savings initiatives, obligations under its defined benefit pension plans, investments in next-generation services and technologies and repaying existing debt. Among these possible actions, Unisys may use the net proceeds from the offering to help address the maturity of the notes due 2017.

As previously announced, Unisys entered into capped call transactions with respect to the notes. These capped call transactions effectively raise the conversion premium on the notes from approximately 22.50% to approximately 60%, which raises the initial conversion price of approximately $9.76 per share of common stock to approximately $12.75 per share of common stock.

Unisys also granted an option to purchase up to an additional $28.5 million in aggregate principal amount of the notes on the same terms and conditions, solely to cover over-allotments, if any. If this option to purchase additional notes is exercised, Unisys may enter into additional capped call transactions with respect to the additional notes.

About Unisys

Unisys is a global information technology company that works with many of the world’s largest companies and government organizations to solve their most pressing IT and business challenges. Unisys specializes in providing integrated, leading-edge solutions to clients in the government, financial services and commercial markets. With more than 20,000 employees serving clients around the world, Unisys offerings include cloud and infrastructure services, application services, security solutions, and high-end server technology.

Forward-Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Unisys’ completion of the offering, the anticipated principal amount of securities sold, the final terms of the offering and Unisys’ anticipated use of proceeds. These forward-looking statements are based on Unisys’ current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause actual results and the timing of events to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to market and other general economic conditions, Unisys’ ability to meet the closing conditions required for the consummation of the offering and other risks detailed in filings Unisys makes with the SEC from time to time, including under the heading “Risk Factors” in Unisys’ Annual Report on Form 10-K for the fiscal year ending December 31, 2015. Unisys assumes no obligation to update any forward-looking statements.

###

RELEASE NO.: 0315/9403

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

UIS-F